UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2010
SPANISH BROADCASTING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida	33133

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 441-6901
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
The board of directors (the “Board”) of Spanish Broadcasting System, Inc. (the “Company”) elected Manuel E. Machado as a director effective June 3, 2010. The Board also appointed Mr. Machado as a member of both the Audit Committee and Compensation Committee.
Mr. Manuel E. Machado has been the Chief Executive Officer and Co-Chairman of MGSCOMM, an integrated marketing communications agency, one of the fastest-growing marketing communications agencies in the country, since its formation in March 2003. Mr. Machado was also elected to the board of directors of Worldwide Partners, Inc. (worldwidepartners.com) on May 26, 2010. MGSCOMM and Worldwide Partners, Inc. are not affiliates of the Company. Prior to the formation of MGCOMM in 2003, Mr. Machado developed successful communications programs for some of the world’s most renowned brands such as McDonald’s Corporation, Coors Brewing, Ford Motor Co., Bacardi, Coca Cola, MasterCard International, Ralston Purina, Proctor & Gamble, Nike, Pisco Chile and the Government of Chile. He is also the founder of The Meka Group, a marketing communications agency later known as BVK/Meka, and served as its CEO from 1994 to 2003. Mr. Machado has also held key positions in companies of worldwide recognition such as Univision Network, Burson-Marsteller and Bacardi. Mr. Machado is a former Chairman of the Association of Hispanic Advertising Agencies (AHAA), www.ahaa.org. He has been involved with the community through several organizations, including being named Trustee of the Vizcaya Museum and Gardens, the Latin Grammy’s Host Committee, the WLRN Board of Trustees, the Voices for Children Foundation Board of Directors, the Miami-Dade County Sister Cities Program, the Mercy Foundation Ambassadors Board of Directors, the Hialeah Foundation Board of Directors, Trustee of the Greater Miami Chamber of Commerce, and Trustee of the Beacon Council.
The Board elected Mr. Machado as a director because it believed his vast experience in marketing would be an asset to the Company. Based upon Mr. Machado’s business experience and other relevant information, the Board has determined that Mr. Machado is an “independent director” as defined in NASDAQ Listing Rule 5605(a)(2) and is qualified for service on the Company’s Audit Committee under NASDAQ Listing Rule 5605(c)(2).
There are no transactions to which the Company or any of its subsidiaries is a party in which Mr. Machado has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
For Mr. Machado’s service as a director and member of both the Audit Committee and Compensation Committee, he will receive total fees of $75,000 per annum and 50,000 stock options (the “Option Grant”). The fees earned or paid in cash are for the following services: (i) $25,000 per annum for service on the Board, (ii) $25,000 per annum for service on the Audit Committee, and (iii) $25,000 per annum for service on the Compensation Committee. The Option Grant is similar to option grants that have been previously made to other non-employee directors. Information related to the Option Grant is as follows: (i) the options are exercisable for Class A common stock, par value $0.0001 per share of the Company, (ii) have an exercise price of $1.79 per share, and (iii) 10,000 shares will vest immediately and the remaining 40,000 will vest ratably over the next four years.

Item 5.07 Submission of Matters to a Vote of Security Holders
The election of our Board was submitted to a vote of security holders, through the solicitation of proxies pursuant to Section 14A under the Securities Exchange Act of 1934, as amended, at the annual meeting of stockholders held on June 3, 2010 (the “Annual Meeting”).
At the Annual Meeting, our shareholders approved the election of six director nominees to hold office until their successors are duly elected and qualified. The voting results relating to the director elections are set forth in the tables below.

		Votes Against/
Directors	Votes For	Withheld
Raúl Alarcón, Jr.	245,051,339	8,919,648
Joseph A. Garcia	243,148,525	10,822,462
Jose A. Villamil	246,533,359	7,437,628
Mitchell A. Yelen	248,438,479	5,532,508
Jason L. Shrinsky	245,056,332	8,914,655
Manuel E. Machado	234,132,000	19,838,987
There were no broker non-votes.
Item 8. Other Events
As previously disclosed in our Current Report on Form 8-K filed on August 31, 2010, on August 27, 2009, we received a letter from The NASDAQ Stock Market, Inc. (“NASDAQ”) notifying us that we were not in compliance with the audit committee requirements as set forth in NASDAQ Listing Rule 5605(c)(2) (the “Rule”). NASDAQ’s letter advised us that, consistent with NASDAQ Listing Rules 5605(b)(1)(A) and 5605(c)(4), NASDAQ will provide us a cure period to regain compliance until the earlier of our next annual shareholders’ meeting or August 11, 2010. Our annual meeting took place on June 3, 2010.
As described above, our Board has elected Mr. Machado as a director effective June 3, 2010. We notified NASDAQ on June 4, 2010 that our Board has determined that Mr. Machado is qualified for service on the Audit Committee of our Board under the Rule, and that our Board has appointed him to serve on the Audit Committee. As a result, on June 7, 2010, we received a letter from NASDAQ stating that we have regained compliance with the Rule (the “Compliance Letter”), which requires each listed company to maintain an audit committee composed of at least three members who meet certain eligibility criteria. The Compliance Letter is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	—	Letter from Nasdaq Stock Market Staff, dated June 7, 2010.

99.2	—	Press Release of Spanish Broadcasting System, Inc., dated June 8, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.
June 8, 2010	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer Sr. Executive Vice President and Secretary

Exhibit Index

Exhibit Number	Description

99.1	Letter from Nasdaq Stock Market Staff, dated June 7, 2010.

99.2	Press Release of Spanish Broadcasting System, Inc. dated June 8, 2010.

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